Exhibit 23.1


               Consent of Independent Certified Public Accountants
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     We have issued our report dated January 10, 2003 accompanying the consolidated financial statements of Greater Community Bancorp and subsidiaries appearing in the 2002 Annual Report of the Company to its shareholders and included in Form 10-K for the year ended December 31, 2002 which is incorporated by reference in this in Post Effective Amendment No. 2 of the Registration Statement (File No. 333-14491). We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


/s/ GRANT THORNTON LLP
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Philadelphia, Pennsylvania
November 17, 2003